World Waste Technologies Appoints Veteran Waste-to-Energy
Industry Executive Dave Gutacker to Board of Directors

SAN DIEGO, CALIFORNIA - December 14, 2006 -- World Waste Technologies, Inc. (OTCBB: WDWT) today announced that it has appointed Mr. David Gutacker to its Board of Directors.

Mr. Gutacker is a long-time waste and energy industry operating executive whose 35-year career includes president and COO of American Ref-fuel, a $2 billion waste-to-energy company which became part of Covanta (NYSE: CVA, www.covantaenergy.com), and senior plant construction and operation manager at Occidental Chemical.

As a member of the board, Mr. Gutacker will spearhead the Company’s effort to analyze and commercialize its technologies for conversion of municipal solid waste into energy products and ethanol. He will also assist in project management, construction management and scaling operations as the company makes plans to develop and operate future projects. Mr. Gutacker will replace Thomas L. Collins on the board of directors who is stepping down from the board and who remains with the company.

“Dave Gutacker’s addition to our Board adds significant expertise, and is an important part of our strategy to recycle municipal solid waste (MSW) into usable end products through the application of our patented and proprietary technology,” said John Pimentel, CEO.

“Our initial plant in Anaheim has now processed over 2500 tons of MSW into cellulose biomass. We have primarily used this cellulose to produce paper products, and we are investigating the production of other products, including energy products including electricity, steam and ethanol. Dave will be a great help as we pursue these energy production strategies,” continued Pimentel.

“Dave’s background as a waste industry pioneer and veteran waste-to-energy industry executive is an ideal addition to the company’s leadership as we execute our strategy to expand beyond paper pulp and into the renewable energy sector,” said Pimentel. “We are delighted to have someone of Dave’s exceptional caliber join our board.”

Mr. Gutacker has 35 years experience as an industrial executive specializing in waste and energy plant construction, operations and management. Currently, he serves as chief executive officer of Gutacker Group, a consulting firm specializing in evaluating and improving waste-to-energy production projects. Previously, he was interim president and CEO of Agrifos Fertilizer where he led a highly successful two-year turnaround of that company.

Prior, Mr. Gutacker spent 14 years with American Ref-fuel, advancing from its first plant manager to president and chief operating officer of this premier $2 billion waste-to-energy company. Earlier, he served 14 years with Occidental Chemical managing complex engineering and industrial plant operations -- including plant manager of one of the first waste-to-energy facilities in the U.S.

“I am excited by the potential to bring my skills and network to the solid team of professionals at World Waste,” said Mr. Gutacker. “I’ve been converting solid waste into higher value energy products for most of my career, and I look forward to helping World Waste commercialize and expand this technology.”

Mr. Gutacker earned his B.S. in Industrial Technology from the University of New York, and his MBA from Canisius College, Buffalo, NY.

Company Update

In the paper products area, World Waste has now successfully supplied over 350 tons of wetlap pulp across three paper companies. “We are now in the process of incorporating what we have learned and what we continue to learn in the design, construction and operation of Plant #1 into the development of sites and designs for additional plants,” said Pimentel. The Company believes the preferred sites and designs will have certain characteristics, including a relatively high volume of MSW, a desire by the community to increase recycling rates to minimize the amount of this waste being disposed of in landfills, and relatively high landfill tip fees. Meanwhile, the Company continues its controlled start up process at Anaheim Plant #1 to determine the optimum level of operations. This start up process continues to include occasional and extended operational stoppages for a variety of reasons including the installation and upgrade of equipment at the plant.

In the energy products area, the Company is investigating a variety of alternatives for unlocking the natural energy stored within our cellulose biomass product and our other residual product streams. These products include the use of gasification technologies to produce “green” electricity, syngas, steam, biofuels, and other products from MSW.

In the ethanol area the Company is investigating the feasibility of converting its cellulose biomass product into ethanol using acid and enzymatic hydrolysis processes. “Based on our preliminary analysis, we believe our cellulose biomass has certain characteristics that may make it a viable raw material for the production of ethanol, and we will continue our work on how to best to develop these processes at a commercial scale,” said Pimentel.

About World Waste Technologies, Inc.
World Waste Technologies, Inc. is seeking to commercialize a patented technology that management believes will allow a significant amount of Municipal Solid Waste (MSW) to be recycled. A major component of MSW is paper-based material, and the company's technology converts paper, cardboard, and paper packaging found in MSW into a cellulose fiber material that can be processed and sold to box and paper manufacturers, or potentially be used in making other products such as energy products including electricity, syngas, biofuels, and ethanol. The company recently completed construction of its initial facility in Anaheim, California.

Safe Harbor Statement
All statements regarding potential results and future plans and objectives of World Waste contained in this press release, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the Securities and Exchange Commission.  Other risk factors may include, but are not limited to, our ability to obtain financing on acceptable terms, or at all, cost overruns in connection with the construction of our plant, working capital constraints, fluctuation in quarterly results, and increased competition for the fields targeted by the company, our ability to commence operations as scheduled, the economical operation of the process we intend to operate and our ability to protect the proprietary technology we use.  Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers.

The contents of this press release are presented as a general overview of the company.  It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters which may be relevant to a decision to make an investment, including all risk factors or similar considerations.  Although the information is believed current as of the date herein, the information may be subject to change, amendment or supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.

Contact Information
World Waste Technologies:
David Rane, CFO, 858.391.3400
John Pimentel, CEO, 858.391.3400